SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2002.

KEY3MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of incorporation)	1-16061 (Commission File Number)	95-4799962 (IRS Employer Identification No.)

5700 Wilshire Blvd., Suite 325
Los Angeles, CA 90036
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (323) 954-6000

N/A
(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

On September 10, 2001, Key3Media Group, Inc. (the “Company”) acquired the Voice on the Net Conferences and Session Initiation Protocol Summits (collectively, the “Pulver Assets”) pursuant to an agreement that provided for a maximum cash purchase price of approximately $60.0 million and an escrow arrangement in respect of possible future purchase price adjustments. Of this maximum purchase price, $37.0 million was paid to the sellers of the Pulver Assets and $23.0 million was put into the escrow account. Prior to June 30, 2002, approximately $8.8 million was returned to the Company from the escrow account and the sellers received approximately $2.0 million from the escrow, in each case in respect of purchase price adjustments. On August 22, 2002, the Company and the sellers agreed to fix the cash purchase price at approximately $41.2 million and to terminate the purchase price adjustment and escrow arrangements. Under the new agreement, the Company received $10.0 million of the remaining escrowed funds and the seller received the balance of approximately $2.2 million plus accrued interest on the escrowed funds.

By letter dated August 23, 2002, John A. Pritzker resigned as a director of the Company. Given the current needs of the Company, Mr. Pritzker does not believe that he can add further assistance as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY3MEDIA GROUP, INC.
Dated: August 28, 2002	By:	/s/ Peter B. Knepper

		Name: Title:	Peter B. Knepper Executive Vice President and Chief Financial Officer